Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"NIASSA DELAWARE NEWCO LLC", A DELAWARE LIMITED LIABILITY COMPANY,

WITH AND INTO "CARRIEREQ, INC." UNDER THE NAME OF "CARRIEREQ, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2020, AT 5:18 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE DELAWARE 1793 1855

5940252 8100M
SR# 20204368031

Authentication: 202979887
Date: 05-22-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:03 PM 05/21/2020
FILED 05:18 PM 05/21/2020
SR 20204368031 - File Number 5940252

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
NIASSA DELAWARE NEWCO LLC
WITH AND INTO
CARRIER EQ, INC.

May 21, 2020

Pursuant to Title 8, Section 267 of the Delaware General Corporation Act and Title 6 Section 18-209(i) of the Delaware Limited Liability Company Act (the "Act"), the undersigned corporation executed the following Certificate of Ownership and Merger (the "Certificate"):

FIRST: Niassa Delaware Newco LLC, a Delaware limited liability company (the "Parent") owns more than 90% of the outstanding shares of capital stock of CarrierEQ, Inc., a Delaware corporation (the "Corporation") on the date first written above.

SECOND: The Parent's sole member, by resolutions adopted on the date hereof and attached hereto as Exhibit A, has determined to merge the Parent with and into the Corporation, with the Corporation remaining as the surviving corporation (the "Merger").

THIRD: The Merger has been duly authorized in accordance with the governing documents of Parent and the laws under which Parent was formed.

FOURTH: The Corporation shall be the surviving corporation and not a partnership; and the terms and conditions of the Merger will not result in a holder of Corporation's capital stock becoming a general partner in the Corporation.

FIFTH: The Merger is to become effective upon the filing of this Certificate with the Office of the Secretary of State of the State of Delaware.

SIXTH: This Certificate shall act as a certificate of cancellation of the Parent in accordance with Title 6 Section 18-209(e) of the DLLCA.

SEVENTH: The certificate of incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the surviving corporation's certificate of incorporation.

DocuSign Envelope ID: 8CB0A741-551F-4493-A127-8024C8F60B23

IN WITNESS WHEREOF, the Parent has caused its authorized representatives to execute this Certificate as of the date first written above.

Niassa Delaware Newco LLC

DocuSigned by:
Orivaldo Padilha
E9059577A3ED452...

By:____________________
Name: Orivaldo Padilha
Title: Executive Officer

DocuSigned by:
8C9D6C09DBC6490...

By:____________________
Name: Helisson Brigido Andrade Lemos
Title: Executive Officer

[*Signature Page to the Certificate of Ownership and Merger*]

Exhibit A

Resolutions

RESOLVED, that the Parent shall merge itself with and into the Corporation, so that the separate existence of the Parent shall cease as soon as the Merger shall become effective and the Corporation shall continue as the surviving corporation (the "Surviving Corporation") and assume all of the obligations of the Parent;

RESOLVED, that the terms and conditions of the Merger are as follows:

Each outstanding share of the Corporation's capital stock held immediately prior to the date hereof, other than (i) shares owned by the Parent, (ii) shares held in treasury and (iii) shares as to which appraisal rights are exercised, shall represent the right to receive $2.6238 per share in cash, without interest (the "Common Stock Merger Price"). The Common Stock Merger Price will be paid upon surrender of the certificates for each share of the Corporation's capital stock;

Each outstanding share of the Corporation's capital stock owned by the Parent shall be surrendered and cancelled. Each membership interest of the Parent held by Lake Niassa Empreendimentos e Participações Ltda., a limited liability company duly organized under the laws of the Federative Republic of Brazil, shall be automatically converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

RESOLVED, that the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the certificate of incorporation of the Surviving Corporation;

RESOLVED, that any officer of the Parent (each such person, an "Authorized Officer") be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of Delaware and pay any fees related to such filing; and

RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver, and file all such further agreements, certificates, instruments, and documents, in the name and on behalf of the Parent, and if requested or required, to pay or cause to be paid all expenses, to take all such other actions as they or any one of them shall deem necessary, desirable, advisable, or appropriate to consummate, effectuate, carry out, or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.